                                                                    EXHIBIT 10.1

                            EXCHANGE OFFER AGREEMENT



                                     BETWEEN



                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                       AND

                              SBS BROADCASTING S.A.











                            Dated as of March 9, 2000

                                TABLE OF CONTENTS

                                   (continued)

                                                                           Page

ARTICLE I         THE OFFER...................................................2

Section 1.01.     The Exchange Offer..........................................2

Section 1.02.     Company Actions.............................................7

Section 1.03.     Shareholder Lists...........................................8

Section 1.04.     Directors...................................................8

Section 1.05.     Standstill Agreement........................................9

Section 1.06.     Minority Buy-Out............................................9

ARTICLE II        TREATMENT OF OPTIONS........................................9

Section 2.01.     Treatment of Options........................................9

ARTICLE III       PAYMENT FOR SHARES TENDERED ...............................11

Section 3.01.     Prompt Payment ............................................11

Section 3.02.     Transfer Taxes.............................................11

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............11

Section 4.01.     Organization and Qualification.............................11

Section 4.02.     Capitalization.............................................12

Section 4.03.     Authority for this Agreement...............................13

Section 4.04.     Consents and Approvals; No Violation.......................13

Section 4.05.     Reports; Financial Statements..............................14

Section 4.06.     Absence of Certain Changes.................................15

Section 4.07.     Schedule 14D-9 and Offer Documents.........................15

Section 4.08.     Brokers....................................................15

Section 3.09.     Employee Benefit Matters...................................16

Section 4.10.     Litigation, etc............................................17

                               TABLE OF CONTENTS

                                  (continued)

Section 4.11.     Tax Matters................................................17

Section 4.12.     Compliance with Law; No Default............................18

Section 4.14.     Intellectual Property......................................18

Section 4.15.     Title to Properties. Entire Business.......................18

Section 4.16.     Convertible Notes and Warrants.............................19

Section 4.17      Foreign Private Issuer.....................................19

Section 4.18.     Material Contracts.........................................19

Section 4.19.     Related Party Transactions.................................19

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PURCHASER................19

Section 5.01.     Organization and Qualification.............................19

Section 5.02.     Authority for this Agreement...............................20

Section 5.03.     Capitalization.............................................20

Section 5.04.     Reports; Financial Statements..............................20

Section 5.05.     Absence of Certain Changes.................................21

Section 5.06.     Litigation, etc............................................21

Section 5.07.     Compliance with Law; No Default............................21

Section 5.08.     Offer Documents............................................22

Section 5.09.     Consents and Approvals; No Violation.......................22

Section 5.10.     Brokers....................................................23

Section 5.11      Available Funds............................................23

ARTICLE VI        COVENANTS..................................................23

Section 6.01.     Conduct of Business of the Company.........................23

Section 6.02.     No Solicitation............................................26

                               TABLE OF CONTENTS

                                  (continued)

Section 6.03.     Access to Information......................................27

Section 6.04.     Reasonable Best Efforts....................................28

Section 6.05.     Legal Challenges...........................................28

Section 6.06.     Notification of Certain Matters............................28

Section 6.07.     Press Releases.............................................29

Section 6.08.     Cross-Media Ownership......................................29

Section 6.09.     Accountants' Comfort Letters...............................29

Section 6.10.     Indemnification; Directors' and Officers' Insurance........29

ARTICLE VII  INTENTIONALLY LEFT BLANK........................................30

ARTICLE VIII  TERMINATION; AMENDMENT; WAIVER.................................30

Section 8.01.     Termination................................................30

Section 8.02.     Effect of Termination......................................31

Section 8.03.     Fees and Expenses..........................................31

Section 8.04.     Amendment..................................................32

Section 8.05.     Extension; Waiver; Remedies................................33

ARTICLE IX        MISCELLANEOUS..............................................33

Section 9.01.     Survival of Representations and Warranties.................33

Section 9.02.     Entire Agreement; Assignment...............................33

Section 9.03.     Enforcement of the Agreement; Jurisdiction.................33

Section 9.04.     Validity...................................................34

Section 9.05.     Notices....................................................34

Section 9.06.     Governing Law..............................................36

Section 9.07.     Descriptive Headings.......................................36

                               TABLE OF CONTENTS

                                  (continued)

Section 9.08.     Parties in Interest........................................36

Section 9.09.     Counterparts...............................................36

Section 9.10      Adjustment to Purchaser Shares.............................36

Section 9.11.     Certain Definitions........................................36

EXHIBIT A         CONDITIONS TO THE OFFER....................................37

                            EXCHANGE OFFER AGREEMENT

     EXCHANGE OFFER AGREEMENT (this "Agreement"), dated as of March 9, 2000, by and between United Pan-Europe Communications N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of The Netherlands ("Purchaser") and SBS Broadcasting S.A., a public limited liability corporation (societe anonyme) organized and existing under the laws of Luxembourg (the "Company"). Capitalized terms have the meanings ascribed to them throughout this Agreement or in Section 9.11 of this Agreement.

                              W I T N E S S E T H :

     WHEREAS, each of the Board of Supervisory Directors and the Board of Managing Directors of Purchaser and the Board of Directors of the Company have determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, each corporation and its respective shareholders in order to promote the long term strategic interest of each of them;

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Offer (as defined herein), and has agreed to recommend that the Company's shareholders accept the Offer and tender their Shares (as defined in the "Definitions" section) in the Offer;

     WHEREAS, the shares of common stock of the Company are listed on the AEX-Stock Exchange and on NASDAQ, and the Ordinary Shares A of Purchaser are listed on the Amsterdam Stock Exchange and American Depositary Shares representing Ordinary Shares A of Purchaser are listed for quotation on the NASDAQ National Market;

     WHEREAS, the Company is a "foreign private issuer" as such term is defined in Rule 3b-4(c) under the Exchange Act;

     WHEREAS, Purchaser holds as of the date of this Agreement 6,000,000 Shares representing approximately 18% of the Shares on a fully-diluted basis;

     WHEREAS, Purchaser intends to commence an offer for all of the Shares, including an offer in the United States for Shares held by U.S. holders;

     WHEREAS, as a condition and inducement to Purchaser's willingness to enter into this Agreement, Purchaser and certain holders of Shares are simultaneously entering into Share Exchange Agreements pursuant to which such holders have agreed to tender their Shares in the Offer, subject to the terms and conditions contained therein;

     WHEREAS, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                    THE OFFER


Section 1.01.    Exchange Offer.
                 --------------


               (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in Exhibit A hereto shall have occurred or be existing, Purchaser shall as promptly as practicable after the declaration by the U.S. Securities and Exchange Commission (the "SEC") that the Registration Statement to be filed by Purchaser on Form S-4 relating to Ordinary Shares A (including American Depositary Shares representing such Ordinary Shares A) to be issued by Purchaser (the "Purchaser Shares") in the Offer (the "Form S-4"), has become effective, commence (within the meaning of Rule 14d-2 under the Exchange Act) an exchange offer (the "Offer") for all the Shares at a per-share consideration consisting of US$40 of cash and the Number of Purchaser Shares (as defined below) and Additional Cash (as defined below) ("Offer Price"). No holder of Shares shall be entitled to receive fractional Purchaser Shares, and if any such holder would otherwise be so entitled, then such holder will receive cash without interest in lieu of such fractional share, determined by multiplying the fractional interest in Purchaser Shares to which such holder would otherwise be entitled (after taking into account all Shares of the Company then held of record by such holder) by the closing sale price of a Purchaser Share as reported on NASDAQ on the Closing Date.


                   (ii) The "Number of Purchaser Shares" will be determined as follows:-

               (A) If the average closing sale price of Purchaser Shares on NASDAQ for the 10 trading days prior to the Consideration Calculation Date (as defined below) (the "Average Price") is equal to or greater than US$210 but less than US$241.50 then there will be no Additional Cash (as defined below) and the Number of Purchaser Shares per Share will equal 0.1904762 per Share (the "Initial Exchange Ratio")

               (B) If the Average Price is equal to or greater than US$241.50 then there will be no Additional Cash and the Number of Purchaser Shares per Share will equal the result of US$46 divided by the Average Price.

               (C) If the Average Price is less than US$210 but more than US$168 then there will be no Additional Cash and the Number of Purchaser Shares per Share will equal the result of US$40 divided by the Average Price.

               (D) If the Average Price is equal to or less than US$168 but greater than US$147 then there will be no Additional Cash and the Number of Purchaser Shares per Share will be equal to an amount calculated as follows: ($40 - ($168 - Average Price) x 0.119047619) divided by the Average Price.

               (E) If the Average Price is equal to or less than US$147 then the Number of Purchaser Shares per Share will be 0.255102 (the "Second Exchange Ratio") plus a mixture of additional Purchaser Shares and additional cash ("Additional Cash") determined by the Purchaser which mixture has, together with the
          0.255102 Purchaser Shares, an aggregate value (calculating the part (if any) comprised of Purchaser Shares at the Average Price) equal to US$37.50.

                     If the Purchaser has a choice pursuant to Section 1.01(a)(i)(E)) to issue Purchaser Shares or pay Additional Cash it will give notice to the Company of its choice.

                     The term "Consideration Calculation Date" means the third US Business Day prior to the commencement date of the Offer.

                     The term "Exchange Ratio" means the number of Purchaser Shares issued in respect of each Share expressed as a decimal after taking account of all the adjustments required pursuant to Section 1.01(a)(i) and 1.01(a)(ii).


                     Notwithstanding the foregoing, if the average closing sale price for Purchaser Shares on NASDAQ for any consecutive period of ten trading days after the date hereof and prior to the Consideration Calculation Date is equal to or less than US$147 (a "Trigger Event") then the Purchaser may within two US Business Days following the end of that period of the first occasion on which that event occurs elect by giving notice to the Company to treat this Agreement as terminated and if the Purchaser does not do so within such period it will not thereafter be entitled to do so on any subsequent Trigger Event.


               (iii) A three-for-one share split (the "Share Split") of Purchaser Shares is proposed to take effect following an affirmative vote of the shareholders of Purchaser at an extraordinary general meeting scheduled for March 13, 2000. Should the Share Split be effected, then following the Share Split, the Initial Exchange Ratio, the Second Exchange Ratio and the number 0.119047619 in Section 1.01(ii)(D) will be adjusted by multiplying them by three and the various prices for Purchaser Shares of US$210, US$241.50, US$168, and US$147 set out in Section 1.01(a)(ii) will be divided by three, and any other terms of this Agreement, including the formula set forth in
          Section 1.01(a)(ii)(D), will be adjusted appropriately to give effect to the Share Split.


               (iv) Company shareholders validly accepting the Offer may elect to receive more cash than they would otherwise be entitled pursuant to the terms set out in Section 1.01(a)(i) and 1.01(a)(ii) above (the "Basic Terms"). Such elections shall be satisfied in full if sufficient cash is available as a result of other Company shareholders accepting the Offer electing to receive additional Purchaser Shares and thereby releasing cash to which they would otherwise be entitled under the Basic Terms. If the amount of cash so made available is insufficient to satisfy in full all elections for additional cash then such elections shall be scaled down pro rata as nearly as practicable and the balance of consideration shall be satisfied under the Basic Terms. Company shareholders validly accepting the Offer may elect to receive more Purchaser Shares than they would otherwise be entitled pursuant to the Basic Terms. Such elections shall be satisfied in full if sufficient Purchaser Shares are available as a result of other accepting Company Shareholders electing to receive additional cash and thereby releasing Purchaser Shares to which they would otherwise be entitled under the Basic Terms. If the amount of Purchaser Shares so made available is insufficient to satisfy in full all elections for additional Purchaser Shares then such elections shall be scaled down pro rata as nearly as practicable and the balance of consideration shall be satisfied under the Basic Terms (the elections in this paragraph are referred to as the "Mix and Match Election"). The basis on which cash will be forgone for Purchaser Shares pursuant to the Mix and Match Election and vice versa will be determined by valuing Purchaser Shares at the Average Price. Shareholders will forego cash for Purchaser Shares of equal value on that basis and vice versa. In no event shall any Company shareholder be entitled to receive as a result of the Mix and Match Election an aggregate amount of cash and Purchaser Shares that exceeds in value at the Average Price the Basic Terms. The Purchaser shall deposit the amount of cash and Purchaser Shares payable pursuant to the Basic Terms with an exchange agent or agents selected by Purchaser, with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), prior to or on the Closing Date. The Exchange Agent, after consultation with Purchaser and the Company, shall make all computations to give effect to this Section and will pay or distribute to holders of record of Shares who have validly accepted the Offer first the cash due to them and then on the same day the Purchaser Shares promptly after the Closing Date.


               (v) The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to those conditions set forth in Exhibit A hereto (the "Offer Conditions"), any of which may be waived by Purchaser in its sole discretion. The initial expiration date of the Offer shall be the twentieth (20th) U.S. Business Day following the commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) impose additional conditions to the Offer, (D) change the conditions to the Offer (any of which may be waived by Purchaser in its sole discretion) or (E) make any other change in the terms of the Offer which is adverse to the holders of Shares.


               (vi) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the initial offering period of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration, which, in the case of payment for Shares listed on the AEX-Stock Exchange, shall occur three Amsterdam Exchange Days after the expiration of the Offer. The date on which such acceptance and payment shall first occur is referred to herein as the "Closing Date." Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the initial offering period of the Offer if at any scheduled expiration of the initial offering period, any of the Offer Conditions has not been satisfied or waived, (B) extend the Offer for any period required by any regulation of the SEC or any foreign governmental regulatory authority applicable to the Offer or (C) extend the Offer on one or more occasions (but not beyond September 30, 2000) if on any expiration date permitted hereunder there shall not have been validly tendered and not properly withdrawn prior to such expiration that number of Shares which, together with any Shares beneficially owned by Purchaser or any of its affiliates, represents at least 90% of the total outstanding Shares on a fully-diluted basis. Notwithstanding the foregoing, if requested by the Company, Purchaser shall extend the initial offering period (i) for an aggregate period of not more than 10 U.S. Business Days if at any scheduled expiration of the initial offering period any of the Offer Conditions have not been satisfied or waived and all such conditions are reasonably capable of being satisfied and (ii) for an aggregate period of not more than 15 U.S. Business Days if the Offer period has not been previously extended and at the expiration of the initial Offer period, there shall not have been validly tendered and not properly withdrawn prior to such expiration that number of Shares which, together with any Shares beneficially owned by Purchaser or any of its affiliates, represents at least 90% of the total outstanding Shares on a fully-diluted basis. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by any Applicable Law or Rule in connection with such increase, in each case, without the consent of the Company.


               (b) If the Purchaser desires to make any pre-commencement communication as contemplated under Rule 14d-2(b) under the Exchange Act and in compliance with Rule 135 on Rule 165 under the Securities Act, on the date of the pre-commencement communication, Purchaser shall file or cause to be filed with the SEC such communication relating to the Offer pursuant to Rule 425 under the Securities Act, and deliver to the Company a copy of such communication. If the Company desires to make any pre-commencement communication as contemplated under Rule 14d-9(a) under the Exchange Act and in compliance with Rule 135 or Rule 165 under the Securities Act, the Company shall file or cause to be filed with the SEC such communication relating to the Offer pursuant to Rule 425 under the Securities Act, and deliver to the Purchaser a copy of such communication.


               (c) On the date of commencement of the Offer in the United States, Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, a "Schedule TO") with respect to the Offer which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable U.S. federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Exchange and forms of the related letter of transmittal and summary advertisement and any other documents pursuant to which the Offer will be made in the United States (collectively with any supplements or amendments thereto, and including the final prospectus contained in the effective Registration Agreement (as defined below) and any amendments and supplements to such prospectus, the "U.S. Offer Documents").


               (d) The Company and its counsel shall be given a reasonable opportunity to review and comment on the initial U.S. Offer Documents prior to their filing with the SEC. Purchaser agrees to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the U.S. Offer Documents promptly after receipt thereof. Purchaser and the Company each agree promptly to correct any information provided by it for use in any U.S. Offer Document if and to the extent that it shall have become false or misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the U.S. Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.


               (e) On the date of commencement of the Offer in The Netherlands (which shall be the same date as the date of the commencement of the Offer in the United

          States,) offer documents relating to the Offer prepared in accordance with any Applicable Law or Rule of The Netherlands (the "Netherlands Offer Documents") shall be made generally available to the public in The Netherlands. The commencement of the Offer and the availability of the Netherlands Offer Documents shall be announced in AEX's Official Price List (Officiele Prijscourant) and in at least one newspaper with a nationwide circulation in The Netherlands one day prior to such commencement.


               (f) Prior to commencement of the Offer in the United States and The Netherlands, Purchaser shall prepare and file with the SEC as soon as reasonably practicable after the date hereof a Registration Statement on Form S-4 relating to the Purchaser Shares to be issued in connection with the Offer (the "Registration Statement"). Purchaser and the Company shall use all reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. The Purchaser and the Company shall cooperate with each other in the preparation of the Registration Statement or any amendment or supplement thereto and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto, and shall provide to the other as promptly as practicable copies of all correspondence with respect to the Registration Statement. Purchaser shall give the Company and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and reply to comments of the SEC before their being filed with, or sent to, the SEC. Each of Purchaser and the Company agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond as promptly as practicable to all such comments of and requests by the SEC and to cause the Registration Statement to be declared effective by the SEC, and the prospectus contained thereto to be mailed at the earliest practicable time to the holders of Shares.


               (g) Purchaser shall not later than at the time of their publication submit copies of all public announcements and filings (including announcements and filings made outside The Netherlands) in connection with the Offer to the Committee for Merger Affairs of the Social Economic Council (Commissie voor Fusieaangelegenheden van de Sociaal-Economisch Raad; the "Committee") and the AEX-Stock Exchange. To the extent compliance with Chapter 1 of the Netherlands Merger Code (as defined herein) does not appear from the documents submitted to the Committee in accordance with the preceding sentence, the Purchaser shall inform the Committee thereof. Pursuant to section 3, paragraph 3 of the Netherlands Merger Code, at all times subsequent to the public announcement that a firm intention to commence the Offer exists (as referred to in Section 6.07 hereof) is made, the Board of Managing Directors of Purchaser shall inform the Committee of any transactions in Shares or agreements in respect of a transaction in Shares effected or entered into by Purchaser after that moment. The Board of Managing Directors of Purchaser shall also inform the Committee of the conditions applicable to such transactions or agreements and the percentage stake held by the Purchaser in the Company as a consequence thereof. Furthermore, the Board of Managing Directors of Purchaser shall inform the Committee of any transactions in Shares or any agreements in respect of a transaction in Shares not effected or entered into by Purchaser but which are known to the Board of Managing Directors of Purchaser. The disclosure to the Committee referred to in this paragraph (g) shall be made promptly after a relevant transaction or agreement has been effected or has been entered into or has become known to the Board of Managing Directors of Purchaser. The duty to inform the Committee in accordance with this paragraph (g) shall remain in force until the moment it is publicly announced that the Offer has expired, is withdrawn or shall not be commenced.


               (h) The parties intend that the Offer shall be extended to all holders of Shares, including holders of Shares outside the United States and The Netherlands. If the law of a country or territory (other than the United States of America or any part thereof, The Netherlands or Luxembourg) precludes the making of the Offer in that country or territory or to persons in that country or territory or so precludes the making of the Offer except after compliance by the Purchaser with conditions which the Purchaser regards as onerous (together, "Illegality") then the Purchaser may vary the Offer made with regard to holders of Shares to whom the Illegality is applicable, provided that the variation is such that such holders of Shares are able to receive consideration of a substantially equivalent value to that which they would have received, but for the variation.


               (i) In order to achieve maximum participation in the Offer, Purchaser agrees to retain the services of a shareholder communications agent to facilitate distribution of information relating to the Offer and to solicit tenders and assist holders to tender their Shares in connection with the Offer.


Section 1.02.     Company Actions.
                  ---------------


               (a) The Company represents and warrants that (i) (with the exception of the current board member nominated by Purchaser), its Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has duly and unanimously (A) approved entry into this Agreement and the transactions contemplated hereby, (B) determined that the terms of the Offer are fair to and in the best interests of the Company and its shareholders, (C) resolved to recommend acceptance of the Offer and the tender of Shares by the shareholders of the Company, and (D) resolved to (1) consent to the acquisition of Shares contemplated by this Agreement and to the voting of Shares so acquired, as contemplated by the Company's Articles of Incorporation (statuts coordonnes) and (2) elect, to the extent permitted by any Applicable Law or Rule, not to be subject to any other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement; (ii) the Company has complied, in all material respects and to the extent applicable, with Rule 4320(e)(21)(G) of the NASDAQ Stock Market; and (iii) the Board of Directors of the Company has received the opinion of Donaldson, Lufkin & Jenrette International, the Company's independent financial advisor, ("Company Adviser") to the effect that, in its opinion, as of the date of this Agreement, the consideration to be received in the Offer by the holders of Shares is fair, from a financial point of view, to such holders (other than the Purchaser and its affiliates), a true and complete copy of which will be delivered to the Purchaser as soon as practicable following the execution and delivery of this Agreement. It is understood and agreed that such opinion is for the benefit of the Company's Board of Directors and may not be relied upon by Purchaser or any of its affiliates. The Company has been advised by each of its directors and executive officers listed in Section 1.02 of the Disclosure Letter that each such person currently intends to tender all Shares beneficially owned by such person pursuant to the Offer.


               (b) Upon commencement of the Offer in the United States, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 including all exhibits thereto (together with all amendments and supplements thereto, a "Schedule 14D-9") which shall comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-9 and all other applicable U.S. federal securities laws, and will contain the recommendations of its Board of Directors described in Section 1.02(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the
          Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's shareholders, provided, however, that the Company's Board of Directors may thereafter withdraw or amend such recommendations in accordance with Section 6.02 hereunder. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on any Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide the Purchaser with, and to consult with Purchaser regarding, any comments that may be received from the SEC or its staff with respect to any Schedule 14D-9 promptly upon receipt thereof. The Company and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected or amended to be filed with the SEC and to be disseminated to holders of Shares, in each case, as and to the extent required by any Applicable Law or Rule.


Section 1.03.   Shareholder Lists. In connection with the Offer, the Company
                -----------------
          shall promptly furnish or cause to be furnished to Purchaser (or a suitable designated agent) mailing labels, security position listings, and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Purchaser (or suitable designated agent) with such information and assistance (including periodic updates of such information) as Purchaser (or suitable designated agent) or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of any Applicable Law or Rule, and except for such steps as are necessary to disseminate the U.S. Offer Documents and any other documents necessary to consummate the Offer, Purchaser shall (i) hold in confidence the information contained in any such labels, listings and files, (ii) use such information only in connection with the Offer and, (iii) if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in its possession; provided, however, that the provisions of this sentence shall no longer be of any force or effect upon the purchase of the Shares tendered pursuant to the Offer.


Section 1.04.   Directors. Promptly upon the purchase of Shares by Purchaser
                ---------
          pursuant to the Offer, provided that the Minimum Tender Condition is satisfied, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company constituting a majority of the number of directors on the Board of Directors of the Company, and the Company shall take all actions required to be taken by the Company in order to provide Purchaser with such level of representation and to cause Purchaser's designees to be so elected. In order to enable such action to be taken immediately by the Board of the Company appointing new directors in replacement for them, each of Michael Finkelstein, Anthony Ghee, Martin Lindskog, James McNamara, Jorgen Nilsson and Jesper Smith will agree (no later than promptly after the signing of this Agreement) to resign as directors of the Company at such time. The Company shall also take all actions required to be taken by the Company in order to cause persons designated by Purchaser to constitute a majority of Directors of the Company on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company.


Section 1.05.   Standstill Agreement. The Company, the Purchaser and United
                --------------------
          Global Com, Inc. have executed and delivered an agreement amending the standstill provisions set forth in that certain Private Placement Agreement, dated as of January 27, 2000, by and between the Company, Purchaser and UnitedGlobalCom, Inc., including Section 2.2 thereof, to permit the execution and delivery of this Agreement, the Offer and the transactions contemplated hereby and thereby, and to permit purchases of Shares by Purchaser or any of its affiliates after consummation of the Offer.


Section 1.06.   Minority Buy-Out. For a period of six months after the Closing
                ----------------
          Date, Purchaser agrees to use its reasonable best efforts (subject to restrictions imposed by Applicable Law or Rules) to cause any minority shareholders in the Company remaining after the Closing Date to receive promptly consideration for their Shares that is equal to the Offer Price, or if such consideration is not permitted by Applicable Law, consideration that is substantially equivalent to the Offer Price (the "Minority Buy-Out"). The Company agrees to cooperate with Purchaser and use its reasonable best efforts (subject to restrictions imposed by Applicable Law or Rules) to facilitate the Minority Buy-Out. The means by which the Purchaser conducts the Minority Buy-Out shall be at its reasonable discretion and may include redemption, merger or other corporate actions. Purchaser agrees to retain the services of a shareholder communications agent to facilitate distribution of information relating to any Minority Buyout and to facilitate participation in any Minority Buy-Out.


                                  ARTICLE II

                              TREATMENT OF OPTIONS


Section 2.01.   Treatment of Options.
                --------------------


             (a) Purchaser and Company agree that they shall each take all actions necessary such that at the Closing Date each outstanding option or right to acquire Shares ("Company Option") granted under any stock option or similar plan of the Company or under any agreement to which the Company or a Subsidiary is a party shall become vested and exercisable and each holder of Company Options shall be entitled at the Closing Date to elect by notice to the Purchaser either option (i) or (ii) below in respect of that holder's Company Options:


                   (i) The Purchaser shall pay against cancellation of the applicable Company Option to such holder within 72 hours of the Closing Date with respect to each of such holder's Company Options an amount equal to the product of (A) the excess of the Offer Price over the exercise price for that Company Option (the "Option Spread") multiplied by (B) the number of Shares subject to that Company Option, which amount shall be paid at such holder's option in cash or Purchaser Shares (with the value of Purchaser Shares for purposes of paying the Option Spread being equal to the Average Price), provided that holders of Company Options electing this option (i) shall be subject to proration such that such holders shall not receive in the aggregate greater than 60 percent. of their consideration in cash.


               (ii) At the Closing Date, each of such holder's Company Options shall be deemed to constitute options to acquire, on the same terms and conditions as were applicable under such Company Options, the number of Purchaser Shares equal to the result (rounded down to the nearest whole share) of multiplying the number of Shares subject to the Company Option immediately prior to the Closing Date by the Conversion Ratio (as defined below), at an exercise price per share equal to the result (rounded down to the nearest whole share) of dividing (A) the per share exercise price of such Company Option immediately prior to the Closing Date by (B) the Conversion Ratio; provided, however, that
                                                         --------  -------
               in the case of any Company Option to which Section 422 of the Code applies, the adjustments provided for in this Section shall be effected in a manner consistent with the requirements of
               Section 42(a) of the Code, and provided, further, that each
                                              --------  -------
               holder of a Company Option electing this option shall be entitled by notice to require the Purchaser to purchase for cash up to 50 percent of each of that holder's Company Options at a price equal to the product of the applicable Option Spread multiplied by the number of Shares subject to such Company Options, with the balance of such Company Options being converted in accordance with this paragraph. At or prior to the Closing Date, the Company and the Purchaser shall make all necessary arrangements with respect to their stock option plans to permit the assumption of the unexercised Company Options by Purchaser pursuant to this Section. For purposes of this Section, the term "Conversion Ratio" means a fraction, the numerator of which is the average of the high and low sales price of one Share on NASDAQ and on the three trading days immediately preceding the Closing Date and the denominator of which is the average of the high and low sales price of one Purchaser Share on NASDAQ on the trading day immediately preceding the Closing Date. If a holder fails to make a timely election for option (i) or (ii) pursuant to this paragraph (a), such holder shall be deemed to have elected option
               (i) and to receive equal parts cash and Purchaser Shares under option (i).


           (b) Effective at the Closing Date, Purchaser shall assume each Company Option in accordance with the terms of the stock option agreement by which it is evidenced. At or prior to the Closing Date, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of Purchaser Shares for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Closing Date, if any Company Options are converted pursuant to paragraph (a)(ii) of this Section 2.01 Purchaser shall file a registration statement on Form S-8 (or any successor or other appropriate form) or, to the extent required, another appropriate form with respect to the Purchaser Shares subject to such Company Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.


               (c) The Purchaser and the Company shall cooperate and take such reasonable actions as may be available pursuant to exemptions available under Rule 16b-3 of the Exchange Act or such other guidance as may be promulgated by the SEC so that the acquisition of Purchaser Shares or options to acquire Purchaser Shares pursuant to this Agreement and the transactions contemplated in this Section 2.01 shall be exempt transactions for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person of Purchaser for purposes of Section 16 ("Section 16").



                                  ARTICLE III

                          PAYMENT FOR SHARES TENDERED


Section 3.01.  Prompt Payment. Promptly after the Closing Date, Purchaser shall
               --------------
          cause payment to be made for all Shares properly tendered and not withdrawn in accordance with Rule 14e-1(c) under the Exchange Act and all requirements of applicable Luxembourg law and no later than the third Amsterdam Exchange Day after such acceptance in accordance with the rules and regulations of the AEX-Stock Exchange.


Section 3.02.  Transfer Taxes. Any stamp or transfer taxes payable in connection
               --------------
          with purchases of Shares by Purchaser in the Offer and any capital duty payable in The Netherlands in connection with the issuance of Purchaser Shares pursuant to the Offer shall be paid by Purchaser.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports (as defined herein) filed and available prior to the date of this Agreement or (ii) with respect to any Section of this Article IV, as set forth in the disclosure letter previously delivered by the Company to Purchaser with respect to this Agreement (the "Disclosure Letter"), the Company represents and warrants to Purchaser as follows:

Section 4.01.  Organization and Qualification. The Company and each of its
               ------------------------------
          Subsidiaries is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease or license by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. The Company has provided Purchaser with accurate and complete copies of the Company's Articles of Incorporation

          (statuts coordonnes) as currently in effect and a structure chart reflecting all of the Company's Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest or investment (whether equity or debt) in any corporation, partnership joint venture, limited liability company, trust or other entity, other than in the Company's Subsidiaries and other than as reflected on the structure chart described above.


Section 4.02.    Capitalization.
                 --------------

             (a) The authorized capital stock of the Company consists of 75,000,000 Shares. As of the date hereof, 25,725,590 Shares were issued and outstanding (including all restricted Shares granted to employees, officers, directors, or other service providers under any plan, program, arrangement or agreement, whether or not vested), no shares of Preferred Stock were issued and outstanding and 18,362 Shares were held (beneficial or otherwise) by the Company as treasury shares or otherwise. As of the date hereof, (i) there were options outstanding pursuant to the Company's share incentive plans or otherwise to purchase an aggregate of 4,900,463 Shares, as set forth in Section 4.02 of the Disclosure Letter, (ii) Paramount Television Group holds a warrant to purchase up to 1,000,000 Shares and (iii) the Company has outstanding US $75,000,000 in aggregate principal amount of its 7% Convertible Subordinated Notes due 2004, which may be converted into an aggregate of up to 2,574,665 Shares. No class of the Company's capital stock is entitled to preemptive rights, and the Company has not authorized or taken any action to split, combine or reclassify any shares of its capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully-paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each holder of employee stock options, directors' stock options and any other options of the Company, the number of outstanding options held by such holder, the grant date of each such option, the number of Shares subject to such option, and the corresponding exercise price. Except as set forth above and in Section 4.02(a) of the Disclosure Letter, there are no authorized, issued or outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. Except as set forth above, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

             (b) Except as disclosed in Section 4.02(b) of the Disclosure Letter, the Company or another Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except as disclosed in Section 4.02(b) of the Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.


Section 4.03.   Authority for this Agreement. The Company has all necessary
                ----------------------------
          corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings (including for the avoidance of doubt, the advice, consent or consultation of any works council, labor unions or similar employee representative) on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.


Section 4.04.   Consents and Approvals; No Violation. Neither the execution and
                ------------------------------------
          delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or constitute a breach of any provision of the respective governing documents of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body having valid jurisdiction (which shall include the Committee and the AEX Listing and Issuing Rules) (a "Governmental Entity"), except as may be required by or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Exchange Act, NASDAQ, the AEX - Stock Exchange, the European Union Merger Task Force, any relevant competition, anti-trust, media or broadcast laws and regulations in any Member State of the European Union, any competition, anti-trust, media or broadcast laws and regulations in any other applicable jurisdiction, (c) other than with respect to media or broadcast licenses and permits, require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or right to require the transfer of any license or material asset) under any of the terms, conditions or provisions of any note, permit, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation including the Netherlands Merger Code applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (b), (c), (d) and
          (e), for cross-media ownership restrictions in Hungary or for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.


Section 4.05.   Reports; Financial Statements.
                -----------------------------

             (a) Since January 1, 1999, the Company has timely filed (or furnished, in the case of Form 6-K's) all forms, reports and documents required to be filed (or documents furnished, in the case of Form 6-K's) by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the Securities Act. True and correct copies of all filings (or "documents" or "reports" furnished, in the case of Form 6-K's) , including exhibits, made by the Company with the SEC since such date and prior to the date hereof (the "Company SEC Reports"), whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company under the Securities Act, have been furnished or made available to Purchaser. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company's SEC Reports, as of the respective dates (and as of the date of any amendment thereto), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.


             (b) Except as disclosed therein, the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of operations and its cash flows for the periods presented therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not had a Material Adverse Effect.

               (c) Neither the Company nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and required to be recorded or reflected on a consolidated balance sheet of the Company under United States generally accepted accounting principles, except (i) as reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports, and (ii) liabilities incurred since December 31, 1999 that
          (x) have been incurred in the ordinary course of business consistent with past practice and (y) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06.     Absence of Certain Changes. Since December 31, 1998, (a) the
                  --------------------------
          Company and its Subsidiaries have not suffered any change, condition, event or development that has had or that would reasonably be expected to have a Material Adverse Effect, and (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement.

Section 4.07.     Schedule 14D-9 and Offer Documents.
                  ----------------------------------

               (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company (other than Purchaser or any of its affiliates) for inclusion in any Offer Document will, at the times such documents are published, filed with the SEC and any other relevant Governmental Entity in the Netherlands or Luxembourg or submitted to and are mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or any other Governmental Entity in The Netherlands or Luxembourg or disseminated to the shareholders of the Company.

               (b) Each Schedule 14D-9 filed in the United States and each of The Netherlands Offer Documents published in The Netherlands will not, at the time such documents are filed or made public and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Purchaser or an affiliate of Purchaser expressly for inclusion therein. All Schedules 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the AEX Listing and Issuing Rules.

Section 4.08.     Brokers. No Person or entity (other than the Company Adviser,
                  -------
          the arrangements with which have been completely and accurately disclosed to the Purchaser) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

Section 4.09.     Employee Benefit Matters.
                  ------------------------

               (a) A true and complete copy of each executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, or change in control plan, program, arrangement, agreement or commitment in effect that covers current and future employees, directors or consultants of the Company or any of its Subsidiaries (each, a "Plan") has been made available to the Purchaser or publicly filed prior to the date thereof. Section 4.09(a) of the Disclosure Letter sets forth a true and complete list of all Plans, and specifically identifies any "change of control" or similar provisions and the aggregate change in control payments due thereunder.

               (b) Neither the Company nor any of its Subsidiaries, directly or indirectly, is subject to any liability in respect of any Plan, which would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan (except for the benefits payable or contributions due under the terms of such Plans) which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no Plan is under audit or is the subject of an investigation by any Governmental Entity, except routine audits conducted in the ordinary course which would not reasonably be expected to have a Material Adverse Effect.

               (c) The Company has complied, or will comply, with any applicable works council or labor union advice, information, and/or consultation procedures required by the laws of Luxembourg or The Netherlands Merger Code and The Netherlands Works Council Act in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for any non-compliance that would not have a Material Adverse Effect on the Company or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

               (d) Neither the Company nor any of its Subsidiaries is in violation of any provision of applicable law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees which, taken alone or together with any other such violation or violations, would reasonably be expected to have a Material Adverse Effect.

               (e) (i) The Aggregate Payments (as defined below) do not exceed US$2,500,000. Except for the Aggregate Payments, neither the Company nor any of its Subsidiaries has any liability to any current or former employee of the Company or its Subsidiaries, or any other person by virtue of their rendering or having rendered personal services to the Company or its Subsidiaries, the amount of which, the timing of the payment of which or the other terms or conditions of which are affected by the consummation of the transactions contemplated herein or the value of equity securities of the Company or equity securities of or interests in any of its Subsidiaries. For purposes of this subsection, the term "Aggregate Payments" means the sum of (i) the aggregate amount of payments (including, without limitation, the value of benefits) in the nature of severance pay for which the Company and its Subsidiaries are liable in connection with any change in control of the Company or any of its Subsidiaries, and (ii) the aggregate liability of the Company under any bonus or employee-retention plan, except for any Company Options.

Section 4.10.     Litigation, etc. There is no claim, action, suit, proceeding
                  ---------------
          or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or, as of the date hereof, that in any material manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or prevent the Company from consummating any of the other transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree in any jurisdiction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.11.     Tax Matters.
                  -----------

               (a) The Company and its Subsidiaries have timely filed (taking into account any permitted extensions of time in which to file) all returns and reports relating to Taxes (including income taxes, withholding taxes and estimated taxes) required to be filed by Applicable Law or Rule with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof, except for such failure to file as would not reasonably be expected to have a Material Adverse Effect. All such returns are true, accurate and complete in all material respects. The Company and its Subsidiaries have timely paid or will timely pay all Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed other than Taxes which (i) are being contested in good faith
          (ii) for which an adequate reserve has been provided in accordance with United States generally accepted accounting principles or (iii) if not paid, the failure of which payment would not have a Material Adverse Effect.

               (b) The Company and its Subsidiaries have made adequate provisions in accordance with the relevant jurisdictional generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the SEC Reports for the payment of all material Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

               (c) There is no claim or assessment pending or, to the best of the Company's knowledge, threatened against the Company or any of its Subsidiaries relating to the Company's or its Subsidiaries' liability for Taxes that would reasonably be expected to have a Material Adverse Effect. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable that would have a Material Adverse Effect.

               (d) There is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of a Tax of any group of corporations of which the Company or any of its Subsidiaries is or was a part, the failure to pay which would have a Material Adverse Effect.

Section 4.12.     Compliance with Law; No Default.
                  -------------------------------

               (a) The Company and its Subsidiaries are not in violation of, and are not conducting their respective businesses in violation of, any Applicable Law or Rule or in each case, except for such violations that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

               (b) The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

Section 4.13.     Intellectual Property. The Company and its Subsidiaries have
                  ---------------------
          all right, title and interest in, or a valid and binding license to use, and have taken reasonable and appropriate steps to protect all Intellectual Property (as defined below), except for such defects that individually or in the aggregate would not have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any right or license to use such Intellectual Property, such Intellectual Property to the knowledge of the Company is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" trademarks, trade names, service marks, service names, domain names, copyrights, patents, database rights, compatible software and rights in personalities and other proprietary intellectual property rights and all pending applications for the registrations of any of the foregoing.

Section 4.14.     Title to Properties. Entire Business. The Company and its
                  -------------------  ---------------
          Subsidiaries have good title or a valid and subsisting leasehold interest in and to or a valid and enforceable license to use all material assets, properties and rights owned, used or held for use by them in the conduct of their respective businesses, in each case, free and clear of any leases, claims, mortgages, pledges and security interests ("Liens") except for Liens (i) arising in the ordinary course of business, (ii) that do not materially impair the continued use of such properties, or (iii) that are not reasonably expected to have a Material Adverse

          Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

Section 4.15.     Convertible Notes and Warrant. As the date hereof there is
                  -----------------------------
          US$75 million aggregate principal amount outstanding under the Company's 7% Convertible Subordinated Notes due 2004. The current Conversion Price (as defined in such Notes) of those Notes is US$29.13 having the result that if all such Notes were converted they would convert into 2,574,655 Shares, and there is no circumstance in existence which would give rise to adjustments of the Conversion Price. As of the date hereof, the number of Shares issuable to Paramount Communications B.V. under the warrant ("Warrant") granted to it by the Company pursuant to their Warrant Agreement originally dated 15 March 1995 is 1,000,000 Shares. The Exercise Price (as defined in such Warrant Agreement) with respect to each Share is US$25.00, and there is no circumstance in existence which would give rise to adjustments of the Exercise Price or the number of Shares purchasable under the Warrant.

Section 4.16.     Foreign Private Issuer. The Company is a "foreign private
                  ----------------------
          issuer" as such term is defined in Rule 3b-4(c) under the Exchange Act and does not qualify for the "Tier I" or "Tier II" exemptions under Rule 14d-1 under the Exchange Act.

Section 4.17.     Material Contracts. Neither the Company nor any of its
                  ------------------
          Subsidiaries is, or has any knowledge that any other party is, in default in any respect under any of the contracts, agreements, bonds, mortgages, indentures, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound, except for such defaults as have not had and are not reasonably likely to have a Material Adverse Effect (each, a "Material Contract"), and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 4.18.     Related Party Transactions. No director or officer of the
                  --------------------------
          Company or any of its Subsidiaries, nor any affiliate of such director or officer (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries that is required to be reported under applicable law or in the SEC Reports provided to the Purchaser or (b) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries that is required to be reported under applicable law or in the SEC Reports provided to the Purchaser.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Except as set forth in the Purchaser SEC Reports (as defined herein) filed and available prior to the date of this Agreement, Purchaser represents and warrants to the Company as follows:

Section 5.01.     Organization and Qualification. Purchaser is a duly organized
                  ------------------------------
          and validly existing public limited liability company incorporated under the laws of The Netherlands.

Section 5.02.     Authority for this Agreement. Purchaser has all requisite
                  ----------------------------
          corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.

Section 5.03.     Capitalization. As of the date of this Agreement, the issued
                  --------------
          and outstanding capital stock of the Purchaser consists of the Purchaser Shares as disclosed in the Purchaser SEC Reports (as defined herein). Purchaser shall have sufficient authorized Shares to complete the Offer on the terms and conditions set forth in this Agreement. Except except as set forth in the Purchaser SEC Reports, there are no outstanding obligations of the Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Purchaser Shares. There are no voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of capital stock of the Purchaser.

Section 5.04.     Reports; Financial Statements.
                  -----------------------------

               (a) Since January 1, 1999, the Purchaser has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the Securities Act. True and correct copies of all filings, including exhibits, made by the Purchaser with the SEC since such date and prior to the date hereof (the "Purchaser SEC Reports"), whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Purchaser under the Securities Act and any disclosure made to the AEX-Stock Exchange pursuant to the AEX Listing and Listing Rules, as amended, have been or, within a reasonable time will be, furnished or made available to the Purchaser. None of the Purchaser SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Purchaser's SEC Reports, as of the respective dates (and as of the date of any amendment thereto), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

               (b) Except as disclosed therein, the audited and unaudited consolidated financial statements of the Purchaser included (or incorporated by reference) in the Purchaser SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of the Purchaser and its Subsidiaries as of their respective dates, and the consolidated results of operations and cash flows for the periods presented therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not had a Purchaser Material Adverse Effect.

               (c) Neither the Purchaser nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and required to be recorded or reflected on a consolidated balance sheet of the Purchaser under United States generally accepted accounting principles, except (i) as reflected or reserved against or disclosed in the financial statements of the Purchaser included in the Purchaser SEC Reports, and (ii) liabilities incurred since December 31, 1999 that (x) have been incurred in the ordinary course of business consistent with past practice and (y) have not had and are not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.05.     Absence of Certain Changes.
                  --------------------------

               Since January 1, 1999, (a) the Purchaser and its Subsidiaries have not suffered any Purchaser Material Adverse Effect or any change, condition, event or development that has had a Purchaser Material Adverse Effect, and (b) the Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and various other acquisitions which it is pursuing and which it will disclose to the Company in accordance with Applicable Law or Rules.

Section 5.06.     Litigation, etc.
                  ---------------

               There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect or, as of the date hereof, that in any material manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or prevent Purchaser from consummating any of the other transactions contemplated hereby. Neither the Purchaser nor any Subsidiary of the Purchaser is subject to any outstanding order, writ, injunction or decree in any jurisdiction that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.07.     Compliance with Law; No Default.
                  -------------------------------

               (a) The Purchaser and its Subsidiaries are not in violation of, and are not conducting their respective businesses in violation of, any Applicable Law or Rule except for such violations that have not had and are not reasonably expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

               (b) The Purchaser and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from any Governmental Entity which is required to conduct their businesses as currently conducted (the "Purchaser Permits"), except for such permits, licences, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. The Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

Section 5.08.     Offer Documents.
                  ---------------

               (a) None of the Offer Documents prepared by the Purchaser will, at the times such documents are published, filed with the SEC or submitted to any other relevant Governmental Entity in Luxembourg or The Netherlands and are mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the AEX Listing and Issuing Rules.

               (b) None of the information supplied by Purchaser or any affiliate of Purchaser specifically for inclusion in any Schedule 14D-9 filed in the United States and each of the Netherlands Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.09.  Consents and Approvals; No Violation. Neither the execution and
               ------------------------------------
          delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the governing documents of Purchaser,
          (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) with respect to broadcast licenses and permits and (ii) as may be required by or under the HSR Act, the Securities Act, the Exchange Act, NASDAQ, the AEX-Stock Exchange, the European Union Merger Task Force, any relevant competition or anti-trust laws and regulations in any Member State of the European Union, any competition or anti-trust laws and regulations in any other applicable jurisdiction or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of its respective assets may be bound, except with respect to broadcast licenses and permits and except for cross-media ownership restrictions in Hungary or defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or result of operations of Purchaser and its Subsidiaries taken as a whole, or a material adverse affect on the ability of Purchaser to consummate the transactions contemplated hereby.

Section 5.10.     Brokers. No broker, finder or investment banker (other than
                  -------
          Goldman Sachs International Ltd) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser that is or will be payable by the Company or any of its Subsidiaries.

Section 5.11.     Available Funds. The Purchaser has or will have available to
                  ---------------
          it sufficient funds to satisfy all of its obligations hereunder and in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VI

                                   COVENANTS

Section 6.01.     Conduct of Business of the Company. Except as expressly
                  ----------------------------------
          contemplated by this Agreement or described in the Disclosure Letter, during the period from the date of this Agreement to the Closing Date or until the earlier termination of this Agreement, the Company shall conduct and shall cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and, to the extent consistent therewith, the Company shall use and shall cause each of its Subsidiaries to use its reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees and to preserve the present relationships with those Persons and entities having significant business relationships with the Company and its Subsidiaries, except such as would not have a Material Adverse Effect, and the Company shall promptly advise the Purchaser of any change in the Company's or any of its Subsidiaries' condition (financial or otherwise), properties, assets, liabilities or results of operations that would be material to the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or as disclosed in the Disclosure Letter, and except for that certain transaction referred to as "Project Pluto" (the terms of which have previously been disclosed to the Purchaser), during the period specified in the preceding sentence, without the prior written consent the Purchaser, the Company shall not and shall not permit any of its Subsidiaries to:

               (a) issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or receive or pledge of (i) any Company Securities or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the options described in Section 4.02 or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

               (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

               (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

               (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving an amount in excess of US$1,000,000 (one million), except for purchases of inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

               (e) incur or assume any long-term debt or short-term debt except in ordinary course of business consistent with past practice or to fund payments contemplated under this Agreement;

               (f) other than in the ordinary course of business and consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except wholly-owned Subsidiaries of the Company;

               (g) other than in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

               (h) change any of the material accounting principles or practices used by it unless required by United States generally accepted accounting principles;

               (i) make any material Tax election or settle or compromise any material federal, state or local income Tax liability;

               (j) except as may be required to effect the Minority Buy-Out, propose or adopt any amendments to its governing documents;

               (k) grant any stock-related, performance or similar awards or bonuses;

               (l) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

               (m) except as contemplated by this Agreement, enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company); provided, however, that nothing contained in this Section 6.01 shall in any manner preclude the Company from extending the current term of any employment, severance, change in control or similar agreement, arrangement or program which is effect on the date hereof;

               (n) except in the ordinary course of business, agree to the amendment, revocation or termination of any material broadcasting license of the Company and its Subsidiaries or joint ventures;

               (o) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

               (p) enter into, amend, or extend any material collective bargaining or other labor agreement;

               (q) adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement ; provided, however, that nothing contained in this
          Section 6.01 shall in any manner preclude the Company from extending the current term of any Plan which is effect on the date hereof;

               (r) other than in the ordinary course of business, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or, except in the ordinary course of business, pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at December 31, 1998 or incurred in the ordinary course of business subsequent to December 31, 1998;

               (s) except as specifically permitted by Section 6.02, knowingly take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer Conditions not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would impair the ability to consummate the Offer in accordance with the terms hereof or materially delay such consummation; or

               (t) agree in writing or otherwise to take any of the foregoing actions.

Section 6.02.     No Solicitation.
                  ---------------

               (a) The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents or affiliates (other than Purchaser or any of its affiliates) not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Purchaser or any affiliate or associate of Purchaser) concerning any Acquisition Proposal (as defined below) or the possible making of any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(c), the Company may only to the extent required by Luxembourg law furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines constitutes or could constitute a Superior Proposal if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would be inconsistent with the fiduciary duty imposed by Luxembourg law on the Board of Directors of the Company to the shareholders of the Company under Applicable Law or Rule.

               (b) The Company shall promptly (and in any event within one business day) notify Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Purchaser the identity of the Person or group making such request or inquiry (the "Potential Acquiror") and any other material terms of such request, inquiry or Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company shall keep Purchaser advised on a current basis of any developments with respect thereto.

               (c) The Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Purchaser or any of its respective affiliates or associates conducted prior to the date hereof with respect to any Acquisition Proposal.

               (d) Unless and until this Agreement has been terminated in accordance with Section 8.01, the Company shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (ii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent permitted by law any such agreement in order to facilitate any Acquisition Proposal, (iii) waive a suspension of voting rights for the acquisition of more than 20% of the voting stock of the Company to facilitate any Acquisition Proposal (other than by Purchaser) or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement to effect any Acquisition Proposal.

               (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to an Acquisition Proposal by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

               (f) For purposes of this Agreement, (i) "Acquisition Proposal" means any offer or proposal, or any bona fide indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of 20% of the consolidated assets of, or at least 20% of the equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the transactions contemplated by this Agreement and (ii) "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made in writing in respect of which the Board of Directors of the Company has reasonably determined in good faith after receiving the advice of its outside counsel and independent financial advisors that (A) the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal, (B) such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company and its shareholders (other than Purchaser and its Affiliates) from a financial point of view than the transactions contemplated by this Agreement and (C) such Acquisition Proposal is reasonably likely to be consummated.

Section 6.03.     Access to Information. From and after the date of this
                  ---------------------
          Agreement, the Company shall (i) give Purchaser and its authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice and after consultation) to its officers, key employees, offices and other facilities, and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Purchaser may reasonably request, (ii) permit Purchaser to make such inspections as they may reasonably require, (iii) cause its executive officers and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Purchaser may from time to time reasonably request and (iv) furnish promptly to Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the U.S. federal or state securities laws, provided, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. If the transactions contemplated by this Agreement are not consummated, then upon termination of this Agreement, Purchaser shall as promptly as practicable collect and deliver to the Company all documents obtained by it or any of its representatives then in their possession and any copies thereof.

Section 6.04.    Reasonable Best Efforts. Subject to the terms and conditions of
                 -----------------------
          this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or Rule to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement (other than as expressly provided for in Section 1.01) shall obligate Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). Without limiting the foregoing, (i) each of the Company and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act or any competition filings required under Applicable Law or Rule which the Company or Purchaser determines should be made, in each case, with respect to the Offer and the transactions contemplated hereby and (ii) Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other U.S. federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to indentures, loan agreements or other contracts (including joint venture agreements) or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and
          (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 6.05.    Legal Challenges. The Company shall, upon the request of
                 ----------------
          Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Purchaser to the validity, or applicability to the Offer or any other transaction contemplated by this Agreement. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto.

Section 6.06.    Notification of Certain Matters. The Company shall give prompt
                 -------------------------------
          notice to Purchaser, and Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Closing Date, and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 6.07.    Press Releases. Purchaser and the Company shall consult with
                 --------------
          each other before issuing any press release or otherwise making any public statements with respect to the Offer or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as they may determine in their sole discretion may be required by Applicable Law or stock exchange rules. As soon as practicable after signing of this Agreement, the firm intention to commence an Offer shall be publicly announced by both the Purchaser and the Company; provided, however,
                                                           --------  -------
          that such announcement shall comply with Rule 14d-2(b) under the Exchange Act and Rule 135 or Rule 165 under the Securities Act. The contents of the announcement shall be in compliance with Section 3 of the Netherlands Merger Code. In accordance with Section 17 of the Netherlands Merger Code, the parties agree, to make prior to its publication, a copy of the public announcement available to relevant labor unions, if any, and to the Committee pursuant to Section 21 of the Netherlands Merger Code.

Section 6.08.    Cross-Media Ownership. The Company will use reasonable best
                 ---------------------
          efforts to assist Purchaser to ensure that prior to the time Purchaser consummates the Offer and accepts for payment and pays for any Shares tendered pursuant thereto, the media cross ownership restrictions in Hungary relating in particular but without limitation to cross ownership of cable assets and broadcasting assets are not violated as a result of Purchaser controlling the Company. In no event shall any representation or warranty, covenant or condition of the Company under this Agreement be violated or otherwise breached or triggered by a violation of such media cross ownership restrictions in Hungary.

Section 6.09.    Accountants' Comfort Letters. Each of the Purchaser and the
                 ----------------------------
          Company shall use its reasonable efforts to cause to be delivered to the other two letters from their respective independent accountants, one dated a date within two business days before the date on which the Form S-4 Registration Statement shall have become effective and one dated a date within two U.S. Business Days before the Closing Date, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Form S-4 Registration Statement.

Section 6.10.    Indemnification; Directors' and Officers' Insurance.
                 ---------------------------------------------------

             (a) If the Offer is consummated, for a period of the earlier of two years following the Closing Date or expiration of the limitation period in which any action could be brought, Purchaser shall indemnify and hold harmless, to the full extent permitted by the General Corporation law of the State of Delaware ("DGCL") as if the DGCL were to apply to the Company and Purchaser if they were corporations subject to the DGCL, each present and former director or officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs"), such right of indemnification to include the right to advancement of expenses incurred in the defense of any action or suit promptly after statements therefor are received to the fullest extent permitted by the DGCL; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such party is not entitled to indemnification. Notwithstanding the foregoing, Purchaser shall not be liable for any settlement of any claim effected without Purchaser's consent, which consent shall not be unreasonably withheld.

               (b) If the Offer is consummated, for a period of the earlier of two years following the Closing Date or expiration of the limitation period in which any action could be brought, Purchaser shall maintain officers' and directors' liability insurance ("D&O Insurance") for, or cause Purchaser's existing D&O insurance to cover, those persons who are serving as officers or directors of the Company on the date hereof.

               (c) If the Purchaser or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser shall assume all of the obligations set forth in this Section.

               (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

                                  ARTICLE VII

                           [INTENTIONALLY LEFT BLANK]

                                 ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

Section 8.01.      Termination. This Agreement may be terminated at any time
                   -----------
          prior to the Closing Date by action taken or authorized by the Board of Directors of the terminating party or parties:

               (a) by mutual written consent of Purchaser and the Company, by action of their Supervisory Board and Managing Board, and Board of Directors, respectively;

               (b) by Purchaser or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use reasonable efforts to lift), or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and which can reasonably be expected to result in any of the consequences referred to in clauses (1)-(6) of paragraph (iv)(a) of Exhibit A and such order, decree, ruling or other action shall have become final and non-appealable;

               (c) by the Company, if (i) Purchaser fails to commence the Offer in violation of Section 1.01 hereof, (ii) Purchaser shall not have accepted, or by law is not permitted to accept, for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before September 30, 2000, or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement;

               (d) by Purchaser, if (A) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions contained in clause (iv) to Exhibit A, Purchaser shall have not commenced the Offer within the time provided for in Section 1.01 hereof, or (B) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have either (1) terminated the Offer without purchasing any Shares pursuant to the Offer or (2) not accepted for payment Shares pursuant to the Offer prior to September 30, 2000;

               (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has given Purchaser at least two U.S. Business Days advance notice of its intention to accept or recommend a Superior Proposal and of all of the material terms and conditions of such Superior Proposal in accordance with Section 6.02 and (ii) in response to an unsolicited Acquisition Proposal, the Board of Directors determines, after consultation with and the receipt of the advice of its financial advisor and outside counsel, that such Acquisition Proposal is a Superior Proposal and that failure to terminate this Agreement would be inconsistent with the fiduciary duties of the Board of Directors under Luxembourg Law; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Purchaser all of the Termination Fee (as defined in Section 8.03 below);

               (f) by Purchaser, prior to the purchase of Shares pursuant to the Offer, if the Company shall have taken or the Board of Directors of the Company shall have resolved to take, any of the actions referred to in Section 6.02(d), or if the Company shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of the Offer as set forth in Section 1.02(a); or

               (g) by Purchaser, in accordance with the last paragraph of
          Section 1.01(a)(ii).

Section 8.02.      Effect of Termination. If this Agreement is terminated
                   ---------------------
          pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 8.02, 8.03 and Article IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any breach of this Agreement.

Section 8.03.      Fees and Expenses.
                   -----------------

               (a) Whether or not the Offer is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Purchaser acknowledges and agrees that the Company shall be entitled to pay or cause to be paid, at or prior to the Closing, all fees, costs and expenses incurred by the Company in connection with the Offer, this Agreement and the transactions contemplated by this Agreement.

               (b) In the event that this Agreement is terminated (1) pursuant to Section 8.01(e) or 8.01(f) or (2) pursuant to Section 8.01(c)(ii) or 8.01(d) and (in the case of this clause (2) only) either (A) prior to such termination an Acquisition Proposal (other than any Acquisition Proposal made by or on behalf of, or encouraged, solicited or initiated in any respect by, the Purchaser or any of its affiliates or any of such persons' associates) shall have been made or publicly announced and (B) within nine months thereafter any Acquisition Proposal that is financially superior to the Offer shall have been consummated (whether or not with a different third party), then the Company shall pay the Purchaser a termination fee of US$90 million (which shall be deemed to include reimbursement for all fees and expenses of the Purchaser related to the Offer, this Agreement, the transactions contemplated hereby and any related financing) (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Purchaser. For the purposes of clause (2) of this Section 8.03(b) only, "Acquisition Proposal" shall have the same meaning ascribed to it in Section 6.02(f), except that references therein to "20%" shall be read to substitute "25%" therefore. If such amounts become payable pursuant to clause (1) of this Section 8.03(b), they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within two business days thereafter (in the case of a termination by Purchaser). If such amounts become payable pursuant to clause (2) of this Section 8.03(b), they shall be payable simultaneously with completion of such Acquisition Proposal. No Termination Fee shall be payable pursuant to this Section 8.03 if Purchaser shall be in material breach of its obligations under this Agreement.

               (c) In the event of the payment of a Termination Fee by the Company pursuant to this Section 8.03, such Termination Fee shall be the sole and exclusive remedy of Purchaser against the Company and any of its Subsidiaries and their respective officers, directors, employees, agents, advisors and other representatives with respect to the breach of this Agreement.

               (d) For purposes of this Section 8.03, this Agreement shall be deemed terminated by Purchaser pursuant to a provision giving rise to the obligation to pay the Termination Fee if at the time of any termination hereunder Purchaser was so entitled to terminate this Agreement pursuant to such provision.

               (e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the reasonable costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

Section 8.04.      Amendment. This Agreement may not be amended, changed,
                   ---------
          supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties. The parties acknowledge that, pursuant to Section 18 of the Netherlands Merger Code and the procedures specified in Section 25 of the Netherlands Works Council Act, this Agreement, and the documents in connection with the transactions contemplated by this Agreement, may be subject to amendment (with the consent of the Company and Purchaser) pursuant to the results of any consultation with any labor unions or advice provided by works councils, to the extent required.

Section 8.05.      Extension; Waiver; Remedies.
                   ---------------------------

               (a) At any time prior to the Closing Date, the parties hereto, by action taken by or on behalf of the respective boards of the Company and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or
          (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

               (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                  ARTICLE IX

                                 MISCELLANEOUS

Section 9.01.      Survival of Representations and Warranties. The
                   ------------------------------------------
          representations and warranties made in Articles IV and V shall not survive beyond the Closing Date. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

Section 9.02.      Entire Agreement; Assignment. This Agreement, together with
                   ----------------------------
          the Disclosure Letter delivered in connection herewith, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, however, that Purchaser may assign any of its respective rights and obligations to any direct or indirect Subsidiary of Purchaser but no such assignment shall relieve Purchaser of its obligations hereunder.

Section 9.03.      Enforcement of the Agreement; Jurisdiction. The parties agree
                   ------------------------------------------
          that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York

          ("SDNY") located in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the non-exclusive personal jurisdiction of the SDNY in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the SDNY, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.04.      Validity. Whenever possible, each provision or portion of any
                   --------
          provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.05.      Notices. All notices, requests, claims, demands and other
                   -------
          communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Purchaser:

United Pan-Europe Communications N.V.
Fred. Roeskestraat 123
PO Box 74763
1070 BT Amsterdam, The Netherlands
Attention: General Counsel
Facsimile:  +31 20 778 9871
Telephone:  +31 20 778 9872

with copies to:

Clifford Chance Rogers & Wells LLP
200 Park Avenue
New York, New York 10166
Attention:  Bonnie A. Barsamian, Esq.
Facsimile:  +1-212-878-8375
Telephone:  +1-212-878-8000
and to:

Clifford Chance Limited Liability Partnership
200 Aldersgate Street
London EC1A 4JJ, England
Attention:  Daniel Kossoff, Esq.
Facsimile:  +44-207-600-5555
Telephone: +44-207-600-1000


if to the Company:

SBS Broadcasting S.A.
8-10 rue Mathias Hardt
L-1717 Luxembourg
Luxembourg
Attention: Corporate Secretary
Facsimile: +352-40-78-04
Telephone: +352-40-78-78

with copies to:

Sullivan & Cromwell
St. Olave's House
9a Ironmonger Lane
London EC2V 8EY
Attention:  William A. Plapinger, Esq
Facsimile:  +44-20-7710-6565
Telephone: +44-20-7710-6500

and to:

Arendt & Medernach
8-10 rue Mathias Handt
P.O. Box 39
L-2010 Luxembourg
Luxembourg
Attention:  Guy Harles, Esq.
Facsimile: +352-40-78-04
Telephone: +352-40-78-78

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.06. Governing Law. This Agreement shall be governed by and construed
              -------------
     in accordance with the laws of the State of New York.

Section 9.07. Descriptive Headings. The descriptive headings herein are inserted
              --------------------
     for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.08. Parties in Interest. This Agreement shall be binding upon and
              -------------------
     inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.09. Counterparts. This Agreement may be executed in counterparts, each
              ------------
     of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 9.10. Adjustments to Purchaser Shares. Except as otherwise provided in
              -------------------------------
     Section 1.01(a)(iii), in the event that Purchaser carries out a reclassification, stock split (including a reverse split), stock dividend or stock distribution, recapitalization, subdivision or other similar transaction with respect to Purchaser Shares prior to the Closing Date, then the Offer Price, Exchange Ratio and other terms of this Agreement relating to Purchaser Shares will be equitably adjusted.

Section 9.11. Certain Definitions.
              -------------------

            (a) "AEX-Stock Exchange" as referred to herein shall mean the stock exchange held by Amsterdam Exchanges N.V.

            (b) "Acquisition Proposal" shall have the meaning assigned to it in Section 6.02(f) of this Agreement.

            (c) "Amsterdam Exchange Day" shall mean a day on which the AEX-Stock Exchange is open for trading.

            (d) The term "Applicable Law or Rule" shall mean, as the context may require, any statute, law, ordinance, rule, regulation, order, judgment or decree in any jurisdictions applicable to the relevant party or any of its Subsidiaries or by which any property or asset of the relevant party or any of its Subsidiaries is bound or affected (which shall include The Netherlands Merger Code), or any rule or regulation of any stock exchange on which the shares or any other securities of the relevant party are listed.

            (e) The terms "affiliate" and "associate" shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

            (f)   "Aggregate Payments" shall have the meaning assigned to it in
     Section 4.09(e) of this Agreement.

              (g)   the "Average Price" shall have the meaning assigned to it in
     Section 1.01(a) of this Agreement.


              (h)   "Basic Terms" shall have the meaning assigned to it in
     Section 1.01(a) of this Agreement.


               (i) The term "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.


               (j) "Business Day" shall mean any day of the week where the commercial banks in The City of New York, The Netherlands and Luxembourg are generally open for business.


               (k)   "Closing Date" shall have the meaning assigned to it in
     Section 1.01(a) of this Agreement.


               (l)   "Committee" shall have the meaning assigned to it in
     Section 1.01(g) of this Agreement.


               (m)   "Company Adviser" shall have the meaning assigned to it in
     Section 1.02(a) of this Agreement.


               (n)   "Company Permits" shall have the meaning assigned to it in
     Section 4.12(b) of this Agreement.


               (o) "Company SEC Reports" shall have the meaning assigned to it in Section 4.05(a) of this Agreement.


               (p) "Company Securities" shall have the meaning assigned to it in Section 3.02(b) of this Agreement.


               (q) "Confidentiality Agreement" shall have the meaning assigned to it in Section 6.02(a) of this Agreement.


               (r) "Consideration Calculation Date" shall have the meaning assigned to it in Section 1.01(a) of this Agreement.


               (s) "Costs" shall have the meaning assigned to it in Section 6.10(a) of this Agreement.


               (t) "DGCL" shall have the meaning assigned to it in Section 6.10(a) of this Agreement.


               (u)   "D&O Insurance" shall have the meaning assigned to it in
     Section 6.10(b) of this Agreement.

               (v) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.


               (w)  "Exchange Agent" shall have the meaning assigned to it in
          Section 3.02(b).


               (x)  "Exchange Ratio" shall have the meaning assigned to it in
          Section 1.01(a) of this Agreement.


               (y)  "Form of Election" shall have the meaning assigned to it in
          Section 3.02(b) of this Agreement.

               (z) "Forms S-4" shall have the meaning assigned to it in Section 1.01(a).


               (aa) "Governmental Entity" shall have the meaning assigned to it in Section 4.04 of this Agreement.


               (bb) "HSR Act" shall have the meaning assigned to it in Section
          4.04 of this Agreement.


               (cc) "Illegality" shall have the meaning assigned to it in
          Section 1.01(h) of this Agreement.


               (dd) The term "including" shall be deemed to be followed by the phrase "without limitation."


               (ee) "Indemnified Parties" shall have the meaning assigned to it in Section 6.10(a) of this Agreement.


               (ff) "Initial Exchange Ratio" shall have the meaning assigned to it in Section 1.01(a) of this Agreement.


               (gg) The term "hereby" shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.

               (hh) "Material Adverse Effect" shall mean (i) any change in or effect on the business of the Company that is or would be reasonably expected to be materially adverse to any of the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any adverse change (i) in Applicable Law relating to the broadcasting or television industries or in generally accepted accounting principles or interpretations thereof or (ii) economic or business conditions in the broadcasting or television industries shall not be considered when determining whether a Material Adverse Effect has occurred.

               (ii) "Material Contract" shall have the meaning assigned to it in
          Section 4.12(b) of this Agreement.

               (jj) "Minority Buy-Out" shall have the meaning assigned to it in
          Section 1.06 of this Agreement.

               (kk) "Mix and Match Election" shall have the meaning assigned to it in Section 1.01(a) of this Agreement.

               (ll) "Netherlands Merger Code" shall mean the rules of conduct which have to be taken into account in connection with the preparation and making of a public offer for Shares and accomplishing mergers of business, as formulated by the Committee and in effect from time to time (SER-besluit Fusiegedragsregels 1975).


               (mm) "Offer" shall have the meaning assigned to it in Section 1.01(a) of this Agreement.


               (nn) "Offer Conditions" shall have the meaning assigned to it in
          Section 1.01(a) of this Agreement.

               (oo) "Offer Documents" means, collectively, the U.S. Offer Documents and The Netherlands Offer Documents.


               (pp) "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.


               (qq) "Plan" shall have the meaning assigned to it in Section 4.09(a) of this Agreement.


               (rr) "Potential Acquiror" shall have the meaning assigned to it in Section 6.02(b) of this Agreement.


               (ss) "Purchaser Disclosure Letter" shall have the meaning assigned to it in Article V of this Agreement.


               (tt) "Purchaser Material Adverse Effect" shall have the same meaning as "Material Adverse Effect" as defined above, except that references therein to the "Company" shall be read to substitute "Purchaser" therefor.


               (uu) "Purchaser Permits" shall have the meaning assigned to it in
          Section 5.07(b) of this Agreement.


               (vv) "Purchaser Shares" shall have the meaning assigned to it in
          Section 1.01(a) of this Agreement.


               (ww) "Registration Statement" shall have the meaning assigned to in Section 1.01(f) of this Agreement.


               (xx) "Schedule 14D-9" shall have the meaning assigned to it in
          Section 1.02(b) of this Agreement.

               (yy)  "SDNY" shall have the meaning assigned to it in Section
          9.03 of this Agreement.


               (zz) "SEC" shall have the meaning assigned to it in Section 1.01(a) of this Agreement.


               (aaa) "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.


               (bbb) "Shares" means the outstanding shares of the common stock of the Company, par value USD 1.50 per share, and any rights of issued and outstanding shares of the common stock of the Company that are held in the name of nominee Amsterdam Stock Exchange NV (ASAS).


               (ccc) "Share Split" shall have the meaning assigned to it in
          Section 1.01(a) of this Agreement.


               (ddd) "Schedule TO" shall have the meaning assigned to it in
          Section 1.01(b) of this Agreement.


               (eee) The term "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.


               (fff) "Subsidiary Securities" shall have the meaning assigned to it in Section 3.02(b) of this Agreement.


               (ggg) "Superior Proposal" shall have the meaning assigned to it in Section 6.02(f) of this Agreement.


               (hhh) "Takeover Laws" shall have the meaning assigned to it in
          Section 1.02(a) of this Agreement.


               (iii) "Tax" shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.


               (jjj) "Termination Fee" shall have the meaning assigned to it in
          Section 8.03(b) of this Agreement.


               (kkk) "Trigger Event" shall have the meaning assigned to it in
          Section 1.01(a) of this Agreement.


               (mmm) "US$" means United States Dollars.


               (nnn) "U.S. Business Day" shall mean any day on which the SEC is open for business.


               (ooo) "U.S. Offer Documents" shall have the meaning assigned to it in Section 1.01(e) of this Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.





                            UNITED PAN-EUROPE COMMUNICATIONS N.V.



                            By:    S/S
                                -------------------------------------
                            Name: Anton Tuijten
                            Title: General Counsel/POA



                            By:    S/S
                                -------------------------------------
                            Name: Charles Bracken
                            Title: Managing Director



                            SBS BROADCASTING S.A.



                            By:    S/S
                                -------------------------------------
                            Name: Harry Evans Sloan
                            Title: Chairman and Chief Executive Officer



                            By:    S/S
                                -------------------------------------
                            Name: Howard A. Knight
                            Title: Vice Chairman and Chief Operating Officer

                                    EXHIBIT A

                             CONDITIONS TO THE OFFER


          Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "Exchange Offer Agreement").


          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Exchange Offer Agreement, amend the Offer as to Shares not then paid for, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration of the initial offering period for the Offer (the "Expiration Date") that number of Shares which, together with any Shares beneficially owned by Purchaser or any of its affiliates, represents at least two-thirds of the total number of outstanding Shares on a fully-diluted basis on the date of purchase (the "Minimum Tender Condition"), (ii) the Registration Statement on Form S-4 shall not have been declared effective by the SEC, (iii) (A) any applicable waiting period under the HSR Act or approval required by the European Union Merger Task Force shall not have expired, been terminated, or received, as applicable, prior to the Expiration Date, or (B) any applicable waiting period or approval required or which is appropriate under any relevant competition or anti-trust laws and regulations in any Member State of the European Union or any other relevant country (including Switzerland, but excluding any cross-media ownership restrictions in Hungary) shall not have expired, been terminated, or received, as applicable, prior to the Expiration Date, the consequence of which in the case of either (A) or (B) would reasonably be likely to have any of the effects set forth in (a)(5) below, or (iv) at any time on or after the date of the Exchange Offer Agreement and prior to the time of payment for any Shares, any of the following conditions shall exist and be continuing:


          (a) there shall have been any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended, in each case by a Governmental Entity applicable to the Purchaser, the Company, or any of their respective affiliates that would reasonably be expected to:


               (1) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise prohibit the consummation of the Offer;


               (2) result in a material delay in or restrict (other than in an immaterial way) the ability of Purchaser to accept for payment, pay for or purchase pursuant to the Offer at least such number of the Shares necessary to satisfy the Minimum Tender Condition;


               (3) render Purchaser unable to accept for payment or pay for or purchase pursuant to the Offer at least such number of Shares necessary to satisfy the Minimum Tender Condition;

               (4) impose material limitations (which shall not be deemed to include any required compliance with the U.S. federal securities laws) on the ability of Purchaser, its Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares, including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company;


               (5) require the divestiture by Purchaser of a material portion of any Shares (provided, however, that any divestiture causing Purchaser to own less than the number of Shares necessary to satisfy the Minimum Tender Condition shall be deemed to be material), or require Purchaser or the Company or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business, assets or properties of the Company and its Subsidiaries taken as a whole (excluding Hungary by reason of cross-media ownership restrictions), or impose any material limitations on the ability of any of such entities to conduct their businesses or own assets or properties material to the Company and its Subsidiaries taken as a whole (excluding Hungary by reason of cross-media ownership restrictions) or on the ability of Purchaser to own a material portion of Shares (provided, however, that any divestiture causing Purchaser to own less than the number of Shares necessary to satisfy the Minimum Tender Condition shall be deemed to be material), or on the ability of Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries; or


               (6) impose any material limitations on the ability of Purchaser or any of its Subsidiaries or affiliates effectively to control the business or operations of the Company and its Subsidiaries;


          (b) there shall have been instituted or be pending any action or proceeding by any Governmental Entity challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer which can reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;


          (c) there shall have occurred and be continuing (1) any general suspension of, or limitation on trading in securities on The New York Stock Exchange or NASDAQ (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, the United Kingdom or Germany, or (3) a decline at any time for any three trading days in any consecutive five trading day period of both (A) 30% or more in the Eurotop 300 index, as measured against the closing value on the trading day immediately preceding the date of this Agreement and (B) 20% or more in the closing sales price per Purchaser Share as reported by NASDAQ, as measured against US$210;

          (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding Shares;

          (e) all consents, approvals, licenses, authorisations, registrations, notices or other filings (including, without limitation, broadcast licenses) (other than under any cross-media ownership restrictions in Hungary) required to be obtained or made by the Company or the Purchaser with or from any Governmental Entity or third party (other than the Purchaser or any of its affiliates) in connection with the execution, delivery and performance of the Exchange Offer Agreement, the Offer and the transactions contemplated by the Exchange Offer Agreement shall not have been obtained or made and such failure would reasonably be expected to have a Material Adverse Effect on the Company or the Purchaser or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby;

          (f) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to the Company;

          (g) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants, or agreements under the Exchange Offer Agreement, or any representation or warranty of the Company contained in the Exchange Offer Agreement that is qualified by reference to a Material Adverse Effect thereof shall not be true and correct because there has been a Material Adverse Effect, or any other representation or warranty shall not be true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) has had or would reasonably be likely to have a Material Adverse Effect, in each case as of when made or at and as of any time thereafter, and which is continuing;

          (h) the Exchange Offer Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to terminate the Offer; or

          (i) the Committee shall have issued in connection with the Offer, a public admonition as a consequence of infringement by the Company or any of its Subsidiaries of any of the stipulations of Chapters I, II or III of the Netherlands Merger Code prior to the date on which the Offer expires;

which, in the good faith judgment of Purchaser, in any case, giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted or waived by Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Exchange Offer Agreement. The failure of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.